NHC

PoNS 4.0 Portable Neurostimulator Device

Additional Activities

Attention
Philippe Deschamps, President
NeuroHabilitation Corporation
41 University Drive
Suite 400
Newtown, PA 18940

Date
December 11, 2015

Prepared by
Rick Beaulieu

Proposal ID: NHC121115, revision A

Ximedica
55 DuPont Drive
Providence, RI 02907
Tel 401.330.3163
Fax 401.626.3356
www.ximedica.com

NHC/Helius
PoNS Portable Neurostimulation Device – Additional Activities

Revision History:
Revision A – Original

Overview

Please accept this as Ximedica’s proposal for executing a number of discrete activities relating to the PoNS 4.0 product development program. These activities have been discussed and generally agreed to previously. This document serves to establish a formal agreement regarding the cost and timing of these activities. We believe that the proposal captures the various details and work scope necessary. However, please review the work scope and proposed deliverables and let us know if you would like to make revisions.

IP Fencing (already underway):

This activity consists of conducting a series of concept generation sessions to establish concepts that can be used to help form a competitive barrier to entry in the form of Intellectual property for the PoNS device. NHC’s IP attorneys will be asked to summarize existing IP to establish the areas of interest. Concept Generation sessions will then identify system configurations in those areas of interest, which will be then reviewed by the IP attorney for possible application opportunities. Deliverables for this activity consist of digital scans of all concept seeds generated during sessions (as raw content), spectrum of preliminary system solutions, and 4-6 refined system solutions for IP development.

Mouthpiece Electrochemistry:

This activity consists of engaging a subject matter expert (SME) to review the constituent materials and the electrochemical impact on those materials. Literature research would be conducted to determine what, if any concentrations of the constituent materials or the electrochemical compounds have any health impact. Deliverables for this activity consist of a report that documents the findings. At this point in time, the need for any additional activity is unclear and is not proposed. Should additional activity be needed a separate scope of work specific to the needed activities will be quoted.

Potted Mouthpiece (already underway):

This activity consists of redesigning the construction method of the PoNS mouthpiece. Once the design and process are determined, quick turn tooling will be fabricated to produce assemblies for evaluation and then DV testing. Once the implemented design has been proven, commercial tooling will be cut for ongoing production. Deliverables for this activity consist of a CAD designs, prototype and commercial tooling.

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PoNS Portable Neurostimulation Device – Additional Activities

Program shutdown/restart:

This captures activities and charges that occurred as a result of the project shutdown/restart in August 2015 and October 2015 , which occurred at NHC’s request.

Extra 50 Mouthpiece Build:

This captures the extra mouthpiece build requested by NHC using the remaining components for the initial purchase. This activity has been completed and these parts were shipped in late November.

Assumptions
For the purposes of establishing a budget the following assumptions have been made:

1.	NHC will perform any Intellectual Property reviews required including acquiring legal opinions to confirm that the proposed product design does not infringe on any patents.
2.	NHC will provide a point of contact that is readily available for questions and decisions to help maintain the program timeline.
3.	NHC shall be responsible for activities/functions outside of the scope of this proposal.

Program Schedule

Duration of the various activities is shown in the table below.

Additional Activities - Schedule
IP Fencing (underway)	6-8 weeks
Mouthpiece Electrochemical Investigation	2-4 weeks
Potted Mouthpiece Development	12-14 weeks
Shutdown (complete)	n/a
Extra Mouthpiece build (complete)	n/a

Estimated Additional Activity Expenses
The work scope and deliverables described above shall be conducted per the budget listed below. Professional services for this project shall be capped at a not to exceed level as shown. In the event that NHC requests Ximedica to conduct work outside the scope established by this proposal, Ximedica shall notify NHC in writing and shall request approval prior to conducting any out-of-scope work.

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NHC/Helius
PoNS Portable Neurostimulation Device - Additional Activities

Out of pocket expenses shall be billed as incurred. In the event that expenses exceed these estimated allowances, Ximedica shall request approval in writing prior to incurring expenses beyond the approved amount.

Additional Activities - Estimated Costs (in thousands)
IP Fencing (underway)	$75.0
Mouthpiece Electrochemical Investigation	$25.0
Potted Mouthpiece Development	$210.0
Shutdown (complete)	$80.0
Extra 50 Mouthpieces build (complete)	$8.0
Total additional budget	$398.0

Work Authorization
To initiate work, please forward signed copy of this proposal and/or a revised purchase order increasing the total value by $398,000 which references the Document ID# and Revision level (found on the cover page of this document). As this is a set of additional activities under an existing scope of work, a project initiation deposit is not required. Invoices shall be submitted monthly per the standard business terms and progress reports as part of the current weekly meetings. Billings in excess of the PO amount shall not be permitted without prior written authorization from the client. Payment shall be due Net 45.

If you have any questions or concerns or would like additional details or clarification of anything within this amendment, please let us know.

Sincerely,

Rick Beaulieu
Vice President, Product Development
CC: C. Sullivan

XIMEDICA LLC	NHC Corp.
”Rick Beaulieu”	”Joyce LaViscount”

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NHC/Helius
PoNS Portable Neurostimulation Device – Additional Activities

Standard Business Terms and Conditions

Agreement. A purchase order referencing the Proposal ID # and Revision level or a signed copy of the Proposal will signify acceptance of these terms and form an agreement between your company and Ximedica.

Project Cost Estimates. XIMEDICA’S estimate of project costs and schedules is based on the scope and schedule of the project as mutually agreed. Project costs and schedules outlined in a specific proposal are valid for 30 days from the date of the proposal. If CLIENT’S approval process extends beyond this period, XIMEDICA reserves the right to review the estimated costs and schedule, and make revisions to them if necessary.

Adjustments may also be necessary as a result of changes in project scope and/or delays initiated by CLIENT. XIMEDICA assumes no responsibility for the impact on cost and/or schedule resulting from these and other circumstances beyond XIMEDICA’S control. If changes in this project are made that result in an increase in XIMEDICA’S time and expenses, XIMEDICA will notify CLIENT for CLIENT’S approval.

Any additional services, travel, expenses, meetings and/or conferences requested by CLIENT which are not identified in the approved project proposal will be considered an additional expense and will be billed accordingly.

Payment for Work. Upon proposal acceptance, a prepayment equal to the estimated average amount to be billed on a monthly basis through the course of the project must be forwarded to XIMEDICA. This deposit will be applied to the final payment due for project services rendered.

Invoices are issued monthly for work in progress and will include amounts for billable time, plus out-of-pocket and other expenses incurred during that period. All out-of-pocket and other project-related expenses (except billable time) will be invoiced at cost plus 15% margin to cover administration and handling. Invoices may not correspond to a particular phase completion date.

Amounts do not include applicable federal, state, or local taxes. These will be applied where appropriate and will be CLIENT’S responsibility. Payment terms are net 30 days from the date of the invoice. A service fee of 1.5% per month will be added to all accounts more than 45 days past due, and CLIENT is responsible for all collection and attorneys’ fees and costs required to collect unpaid amounts.

Project Cancellation CLIENT may cancel a project at any time, provided that XIMEDICA receive written notice at least 90 days prior to the intended date of cancellation. XIMEDICA will be entitled to payment for work delivered, and billable work in progress, plus expenses, through the date of cancellation. Notwithstanding termination of the project, the following provisions will survive: Payment for Work, Ownership of Work, Confidentiality, Claims, Disclaimer, and Limitation of Liability.

Ownership of Work. The results of the project for which XIMEDICA has been contracted will be delivered to and become CLIENT’S property upon payment in full of CLIENT’S outstanding balance for services and expenses. This project work includes all reports, designs, information, inventions, trade secrets, hardware, software, and other work product (“Project Work”) developed for the CLIENT, and all intellectual property rights embodied in or related to the Project Work. Unless otherwise set forth in the quotation, XIMEDICA hereby grants to CLIENT a worldwide, perpetual, royalty-free, non-exclusive license to any intellectual property owned XIMEDICA contained in any project work or other work product delivered to CLIENT in connection with the Project Work.

Client Responsibilities CLIENT is fully responsible for the accuracy, content, validation and testing of the Project Work, for ensuring that the Project Work does not infringe on the intellectual property rights of any third parties, and for securing patent protection if appropriate.

Confidentiality Both parties agree to hold in confidence any confidential information disclosed by the other party, including but not limited to, trade secrets, proprietary, technical, developmental, operating, financial, performance, cost, know-how, process, client and prospect information, and all samples, models, reports, tables, data and prototypes containing or disclosing such information, that is (a) marked or accompanied by documents clearly and conspicuously designating the information as “confidential” or the equivalent, or (b) identified by the disclosing party in writing as confidential before, during or promptly after the disclosure (“Confidential Information”). Confidential Information shall only be used by the recipient for the purposes of this proposal, and XIMEDICA will ensure that its subcontractors are directed accordingly. Both parties warrant that they have the rights to any property or confidential information disclosed to the other. Confidential Information does not include information: (a) generally available to or known to the public, (b) previously known to the recipient, (c) independently developed by the recipient outside the scope of this Agreement, (d) lawfully disclosed by a third party, or (e) disclosed pursuant to a court order.

Claims. CLIENT agrees to indemnify and hold harmless XIMEDICA and its subcontractors for any damages, costs, or losses that are suffered as a result of any claim arising directly or indirectly out of the services performed or materials provided by XIMEDICA to CLIENT in connection with this project, including but not limited to product liability and intellectual property claims by third parties, except in the case of knowing infringement or misappropriation of third party intellectual property by XIMEDICA. This obligation is conditioned on XIMEDICA providing CLIENT with (i) prompt notice of a claim, (ii) reasonable cooperation in any defense of the claim, and (iii) the right to control the defense and settlement of the claim.

Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, XIMEDICA MAKES NO WARRANTIES OR REPRESENTATIONS IN CONNECTION WITH THIS AGREEMENT AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY, QUALITY, FITNESS FOR PARTICULAR PURPOSE OR USE, TITLE, AND NONINFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OR TRADE. CLIENT ACKNOWLEDGES THAT SERVICES ARE PROVIDED ON AN “AS IS” BASIS.

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PoNS Portable Neurostimulation Device – Additional Activities

Limitation of Liability. IN NO EVENT SHALL XIMEDICA BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE NATURE OF THE CLAIM, EVEN IF XIMEDICA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL LIABILITY OF XIMEDICA FOR DAMAGES UNDER THIS AGREEMENT WILL NOT EXCEED THE TOTAL AMOUNT OF FEES PAID HEREUNDER BY CLIENT TO XIMEDICA FOR THE SERVICES RENDERED THAT GIVES RISE TO THE LIABILITY.

These terms and conditions supersede any terms and conditions appearing on CLIENT’S purchase orders or associated documents. Work will not begin on any project until this document has been read and agreed by representatives of XIMEDICA and CLIENT, and a commitment to commence the project has been made in the form of a purchase order referencing the proposal or a signed copy of the proposal. No modification to this project proposal will be binding on XIMEDICA unless in writing and signed by a duly authorized representative of XIMEDICA and the CLIENT.

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